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                                     EXHIBIT 11.1

                         LIFE PARTNERS GROUP AND SUBSIDIARIES

                     COMPUTATION OF EARNINGS PER COMMON SHARE AND
                               COMMON EQUIVALENT SHARE

                   (Dollars in thousands, except per share amounts)
                                     (Unaudited)
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                                                                           Three months ended
                                                                                 March 31,
                                                                       ----------------------------
Exhibit 11.1                                                               1996             1995
                                                                       ----------        ----------
Net earnings applicable to common stock . . . . . . . . . . . . . .       $11,379            $6,899
                                                                       ----------        ----------
                                                                       ----------        ----------

Net earnings per common share and common equivalent share:

  Primary. . . . . . . . . . . . . . . . . . . . . . . . . . . . .          $0.40             $0.26
                                                                       ----------        ----------
                                                                       ----------        ----------


  Fully diluted. . . . . . . . . . . . . . . . . . . . . . . . . .          $0.40             $0.26
                                                                       ----------        ----------
                                                                       ----------        ----------

Reconciliation of number of shares outstanding to amounts
 used in earnings per share computations (A):
  Weighted average common shares outstanding . . . . . . . . . . .     27,918,051        25,590,132
  Additional dilutive effect of outstanding options and
   warrants, based on the common stock daily average
   market price during the period . . . . . . . . . . . . . . . . .       435,837           535,837
                                                                       ----------        ----------
Weighted average common shares, as adjusted . . . . . . . . . . . .    28,353,888        26,125,969
                                                                       ----------        ----------
                                                                       ----------        ----------

  Weighted average common shares outstanding  . . . . . . . . . . .    27,918,051        25,590,132

  Additional dilutive effect of outstanding options and
   warrants, based on the more dilutive of the common
   stock ending or daily  average market price during
   the period . . . . . . . . . . . . . . . . . . . . . . . . . . .       517,074           535,837
                                                                       ----------        ----------

Weighted average common shares, assuming full dilution  . . . . . .    28,435,125        26,125,969
                                                                       ----------        ----------
                                                                       ----------        ----------

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(A) These calculations are submitted in accordance with Securities Exchange Act of 1934 Release No. 9083, although not required by footnote 2 to paragraph 14 of Accounting Principles Board Opinion No. 15 because they result in dilution of less than 3%.